NIKE, INC.
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
Pursuant to paragraph 7 of the 1990 Stock Incentive Plan (the “Plan”) of NIKE, Inc., an Oregon corporation (the “Company”), and effective as of _______________ (the “Grant Date”), the Company hereby grants restricted stock units (“RSUs”) to ______________________ (the “Recipient”), subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”). By accepting this RSU grant, the Recipient agrees to all of the terms and conditions of this Agreement, including any special terms and conditions for non-U.S. Recipients in the attached Appendix A and any country-specific terms and conditions in the attached Appendix B. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Plan.
1.Grant of Restricted Stock Units; Dividend Equivalents. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Recipient _______________________ RSUs. The grant of RSUs obligates the Company, upon vesting in accordance with this Agreement, to deliver to the Recipient one share of Class B Common Stock of the Company (a “Share”) for each RSU. Upon vesting of each RSU, the Company also agrees to make a dividend equivalent cash payment with respect to each vested RSU in an amount equal to the total amount of dividends paid per share of Class B Common Stock for which the dividend record dates occurred after the Grant Date and before the date of delivery of the underlying Shares. The RSUs are subject to forfeiture as set forth in Section 4 below.
2.    Vesting.
2.1    Generally. All of the RSUs shall initially be unvested, and shall vest with respect to the total number of RSUs on the __________ anniversary of the Grant Date (provided that the Recipient is employed by or in the service of the Company on the applicable vesting date). For purposes of this Agreement, the Recipient is considered to be employed by or in the service of the Company if the Recipient is employed by or in the service of the Company or any parent or subsidiary corporation of the Company (an “Employer”). For purposes of the RSUs, the Recipient's employment or service relationship will be considered terminated as of the date the Recipient is no longer actively providing services to the Company or the Employer (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Recipient’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Recipient's period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any); the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall have the exclusive discretion to determine when the Recipient is no longer actively providing services for purposes of the RSUs grant (including whether the Recipient may still be considered to be providing services while on a leave of absence).

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2.2    Acceleration Upon Death or Disability. If the Recipient ceases to be employed by or in the service of the Company as a result of death or physical disability (within the meaning of Section 22(e)(3) of the Code), all of the RSUs shall immediately vest.
2.3    Double Trigger Acceleration in Connection with a Change in Control. All of the RSUs shall immediately vest if a Change in Control (as defined below) occurs and at any time after the Change in Control and on or before the second anniversary of the Change in Control, (i) the Recipient’s employment or service is terminated by the Company (or its successor) without Cause (as defined below), or (ii) the Recipient’s employment or service is terminated by the Recipient for Good Reason (as defined below); provided, however, that the RSUs may also immediately vest in connection with a Change in Control as provided in Section 9.2 below. In addition, all of the RSUs shall vest immediately prior to the consummation of a Change in Control if (a) the Recipient’s employment or service is terminated by the Company without Cause or the Recipient’s employment or service is terminated by the Recipient for Good Reason after Shareholder Approval (as defined below) but before the Change in Control and (b) the Change in Control occurs within one year following the Recipient’s termination of employment or service.
2.3.1    For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:
(a)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office;
(b)    At any time that the holders of the Class A Common Stock of the Company have the right to elect (voting as a separate class) a majority of the members of the Board of Directors of the Company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the then outstanding Class A Common Stock of the Company;
(c)    At any time after such time as the holders of the Class A Common Stock of the Company cease to have the right to elect (voting as a separate class) a majority of the members of the Board of Directors of the Company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities;

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(d)    A consolidation, merger or plan of exchange involving the Company (“Merger”) as a result of which the holders of outstanding Voting Securities immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
(e)    A sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.
2.3.2    For purposes of this Agreement, “Shareholder Approval” shall mean approval by the shareholders of the Company of a transaction, the consummation of which would be a Change in Control.
2.3.3    For purposes of this Agreement, “Cause” shall mean (a) the willful and continued failure to perform substantially the Recipient’s reasonably assigned duties with the Company or the Employer (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Recipient by the Company or the Employer which specifically identifies the manner in which the Company or the Employer believes that the Recipient has not substantially performed the Recipient’s duties, or (b) the willful engagement in illegal conduct which is materially and demonstrably injurious to the Company or the Employer. No act, or failure to act, shall be considered “willful” if the Recipient reasonably believed that the action or omission was in, or not opposed to, the best interests of the Company or the Employer.
2.3.4    Notwithstanding any provision in the Plan to the contrary, for purposes of this Agreement, “Good Reason” shall mean, without the Recipient’s consent:
(a)    a material diminution in the Recipient’s authority, duties and responsibilities after Shareholder Approval, if applicable, or the Change in Control when compared to the Recipient’s level of authority, duties, and responsibilities for the Company’s or the Employer’s operations prior to Shareholder Approval, if applicable, or the Change in Control; provided that Good Reason shall not exist if the Recipient continues to have the same or a greater general level of authority, duties, and responsibilities for Company operations after the Change in Control as the Recipient had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company,
(b)    a material reduction in the Recipient’s base pay as in effect immediately prior to Shareholder Approval, if applicable, or the Change in Control,
(c)    a material reduction in total benefits available to the Recipient under cash incentive, stock incentive and other employee benefit plans after Shareholder Approval, if applicable, or the Change in Control compared to the total package of such benefits as in effect prior to Shareholder Approval, if applicable, or the Change in Control, or

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(d)    the Recipient is required to be based more than 50 miles from where the Recipient’s office is located immediately prior to Shareholder Approval, if applicable, or the Change in Control except for required travel on company business to an extent substantially consistent with the business travel obligations which the Recipient undertook on behalf of the Company prior to Shareholder Approval, if applicable, or the Change in Control.
Notwithstanding any provision in this Agreement or the Plan to the contrary, a termination of an employment or other service relationship by the Recipient will not be for Good Reason unless (i) the Recipient notifies the Company in writing of the existence of the condition that the Recipient believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within thirty (30) days after the date that it receives such notice (the “Remedial Period”), and (iii) the Recipient actually terminates the Recipient’s employment or other service relationship within thirty (30) days after the expiration of the Remedial Period. If the Recipient terminates his or her employment or other service relationship before the expiration of the Remedial Period or after the Company remedies the condition, then the Recipient’s termination will not be considered to be for Good Reason.

3.    Delivery. Subject to Section 6 (Responsibility for Taxes) and Section 12.1 (Compliance with Law) and except as provided in Sections 4, 9 and 10 hereof, within 30 days after any of the RSUs become vested, the Company shall deliver to the Recipient (a) the number of Shares underlying the RSUs that vested in either certificated form, uncertificated form or via book entry credit, and (b) the dividend equivalent cash payment determined under Section 1 with respect to the number of RSUs that vested (the “Dividend Equivalent Payment”) ; provided that, if (i) the Recipient’s employment or service is terminated by the Company without Cause or the Recipient’s employment or service is terminated by the Recipient for Good Reason after Shareholder Approval (as defined below) but before a Change in Control and (ii) the Change in Control occurs within one year following the Recipient’s termination of service, such Shares and the Dividend Equivalent Payment shall be delivered simultaneously with the closing of the Change in Control such that the Recipient will participate as a shareholder in receiving proceeds from such transaction with respect to those Shares.
4.    Forfeiture Restriction. If the Recipient ceases to be employed by or in the service of the Company for any reason or for no reason, with or without Cause, any RSUs that did not vest pursuant to Section 2 above at or prior to the time of such termination of employment or service shall be forfeited to the Company; provided, however, that if the Recipient’s employment or service is terminated by the Company without Cause or by the Recipient for Good Reason after Shareholder Approval but before a Change in Control, any RSUs will not be forfeited under this sentence unless a Change in Control does not subsequently occur within one year following the Recipient’s termination of employment or service. Nothing contained in this Agreement shall confer upon the Recipient any right to be employed by the Company or any Employer or to continue to provide services to the Company or any Employer or to interfere in any way with the right of the Company or any Employer to terminate the Recipient’s services at any time for any reason, with or without Cause.

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5.    Restriction on Transfer. The RSUs are nonassignable and nontransferable by the Recipient, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Recipient’s domicile at the time of death.
6.    Responsibility for Taxes. The Recipient acknowledges that, regardless of any action taken by the Company or, if different, the Employer the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Recipient’s participation in the Plan and legally applicable to the Recipient or deemed by the Company or the Employer to be an appropriate charge to the Recipient even if technically due by the Company or the Employer (“Tax-Related Items”), is and remains the Recipient’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Recipient further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or any Dividend Equivalent Payment, and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Recipient’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Recipient is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Recipient acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Recipient agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
In this regard, the Recipient authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from any Dividend Equivalent Payment;

(ii)	withholding from the Recipient’s wages or other cash compensation paid to the Recipient by the Company and/or the Employer; or

(iii)
withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Recipient’s behalf pursuant to this authorization); or

(iv)	withholding in Shares to be issued upon settlement of the RSUs.
Notwithstanding the above, if the Recipient is a Section 16 officer of the Company under the Exchange Act, as amended, then the Company will withhold in Shares to be issued upon settlement of the RSUs, unless the use of such withholding method is problematic under applicable

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tax or securities law or has materially adverse accounting consequences, in which case the Recipient may elect the form of withholding from the alternatives above.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Recipient will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Recipient is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items .
Finally, the Recipient agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Recipient’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Recipient fails to comply with the Recipient’s obligations in connection with the Tax-Related Items.
7.    Rights as Shareholder. Until delivery of the Shares underlying the vested RSUs to the Recipient, the Recipient has only the rights of a general unsecured creditor, and no rights as a shareholder of the Company.
8.    Changes in Capital Structure. If, prior to the full vesting of all of the RSUs granted under this Agreement, the outstanding Class B Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to the unvested RSUs so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.
9.    Sale of the Company. If there shall occur a merger, consolidation or plan of exchange involving the Company pursuant to which the outstanding shares of Class B Common Stock of the Company are converted into cash or other stock, securities or property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, then either:
9.1    the unvested RSUs shall be converted into restricted stock units for stock of the surviving or acquiring corporation in the applicable transaction, with the amount and type of shares subject thereto to be conclusively determined by the Committee, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by the former holders of the Company’s

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Class B Common Stock following the applicable transaction, and disregarding fractional shares; or
9.2    all of the unvested RSUs shall immediately vest and all underlying Shares and the Dividend Equivalent Payment shall be delivered simultaneously with the closing of the applicable transaction such that the Recipient will participate as a shareholder in receiving proceeds from such transaction with respect to those Shares.
10.    Section 409A. The parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent Section 409A of the Code is applicable to this Agreement and such benefits, the parties intend that this Agreement and such benefits comply with the deferral, payout, and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding any other provision of this Agreement or an employment agreement or other agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, any delivery or distribution contemplated under this Agreement will be made to a Recipient who is a “specified employee” (as defined in the NIKE, Inc. Deferred Compensation Plan) at the time of a “separation from service” (within the meaning of Section 409A of the Code) within 30 days following the earlier of (i) the expiration of the six-month period following the Recipient’s separation from service, and (ii) the Recipient’s death, to the extent such delayed payment is otherwise required to avoid a prohibited distribution under Section 409A of the Code. For purposes of Section 409A of the Code, each payment or benefit payable pursuant to this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, this Agreement and the Plan may be amended by the Company at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or RSUs granted under this Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to the Recipient or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.
11.    Clawback Policy. The Recipient acknowledges and agrees that all shares acquired by Recipient under this Agreement shall be subject to the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Board of Directors and the Committee and in effect on the date of this Agreement.
12.    Miscellaneous.
12.1    Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the RSUs prior to the completion of any registration or qualification of

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the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Recipient understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Recipient agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Recipient’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.
12.2    Amendments. The Company may at any time amend this Agreement to increase the portion of the RSUs that are vested. Otherwise, this Agreement may not be amended without the written consent of the Recipient and the Company.
12.3    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
12.4    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
12.5    Appendices A and B. Notwithstanding any provisions in this Agreement, the grant of RSUs to Recipients outside the U.S. shall be subject to the special terms and conditions applicable to Recipients outside the U.S. set forth in Appendix A to this Agreement and any country-specific terms and conditions for the Recipient’s country set forth in Appendix B to this Agreement. If the Recipient relocates outside the U.S, and/or to one of the countries included in the Appendix B, the special terms and conditions in Appendix A and Appendix B will apply to the Recipient, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices A and B constitute part of this Agreement.
12.6    Imposition of Other Requirements. The Company reserves the right to impose other requirements upon the Recipient’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Recipient to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
12.7    Complete Agreement. This Agreement, including the Appendices, constitutes the entire agreement between the Recipient and the Company, both oral and written concerning the matters addressed herein, except with regard to the imposition of other requirements as described under Section 12.6 above, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect.

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12.8    Committee Determinations. The Recipient agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee or other administrator of the Plan as to the provisions of the Plan or this Agreement or any questions arising thereunder.
12.9    Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to the Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.
12.10    Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.
12.11    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Recipient’s participation in the Plan, or the Recipient’s acquisition or sale of the underlying shares of Class B Common Stock. The Recipient is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
12.12    Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of, and agree that such litigation shall be conducted in, the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this Agreement is made and/or to be performed. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.
12.13    Waiver. The Recipient acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Recipient or any other Plan participant.

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APPENDIX A
TO THE
1990 STOCK INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
SPECIAL TERMS AND CONDITIONS FOR NON-U.S. RECIPIENTS
This Appendix A includes additional terms and conditions that govern RSUs for Recipients residing outside of the United States. Capitalized terms not explicitly defined in this Appendix A but defined in the Agreement shall have the same definitions as in the Agreement.

1.    Nature of Grant. In accepting the RSUs, the Recipient understands, acknowledges and agrees that:
1.1    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
1.2    the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
1.3    all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
1.4    the RSUs grant and the Recipient’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or the Employer and shall not interfere with the ability of the Company, the Employer or any parent or subsidiary corporation of the Company, as applicable, to terminate the Recipient’s employment or service relationship (if any);
1.5    the Recipient is voluntarily participating in the Plan;
1.6     the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;
1.7    the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
1.8    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

APP-1
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1.9    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Recipient's employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Recipient is employed or the terms of the Recipient’s employment agreement, if any), and in consideration of the grant of the RSUs to which the Recipient is otherwise not entitled, the Recipient irrevocably agrees never to institute any claim against the Company, any parent or subsidiary corporation, including the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, any parent or subsidiary corporation and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Recipient shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
1.10    the Recipient acknowledges and agrees that neither the Company, the Employer nor any parent or subsidiary corporation of the Company shall be liable for any foreign exchange rate fluctuation between the Recipient’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Recipient pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
2.    Data Privacy. The Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Recipient’s personal data as described in this Agreement and any other RSU grant materials (“Data”) by and among, as applicable, the Employer, the Company and any parent or subsidiary corporation for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan.
The Recipient understands that the Company and the Employer may hold certain personal information about the Recipient, including, but not limited to, the Recipient’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Recipient’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Recipient understands that Data will be transferred to E*Trade Corporate Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Recipient understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Recipient’s country. The Recipient understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Recipient authorizes the Company, E*Trade Corporate Financial Services, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Recipient understands that Data will be

APP-2
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held only as long as is necessary to implement, administer and manage the Recipient’s participation in the Plan. The Recipient understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Recipient understands that he or she is providing the consents herein on a purely voluntary basis. If the Recipient does not consent, or if the Recipient later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Recipient’s consent is that the Company would not be able to grant RSUs or other equity awards or administer or maintain such awards. Therefore, the Recipient understands that refusing or withdrawing his or her consent may affect the Recipient’s ability to participate in the Plan. For more information on the consequences of the Recipient’s refusal to consent or withdrawal of consent, the Recipient understands that he or she may contact his or her local human resources representative.

3.    Language. If the Recipient has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

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APPENDIX B
TO THE
1990 STOCK INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
COUNTRY-SPECIFIC TERMS FOR NON-U.S. RECIPIENTS
This Appendix B includes additional terms and conditions that govern RSUs for Recipients residing in the countries below. Capitalized terms not explicitly defined in this Appendix B but defined in the Agreement shall have the same definitions as in the Agreement.
This Appendix B also includes information regarding certain issues of which the Recipient should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2013. Such laws are often complex and change frequently. In addition, the information contained herein is general in nature and may not apply to the Recipient’s particular situation, and the Company is not in a position to assure the Recipient of a particular result.
By accepting the RSUs, the Recipient agrees to comply with applicable exchange control laws associated with participation in the Plan. The Recipient further acknowledges that if he or she has any questions regarding his or her responsibilities in this regard, the Recipient will seek advice from his or her personal legal advisor, at his or her own cost, and further agrees that neither the Company, nor any parent or subsidiary corporation, including the Employer, will be liable for any fines or penalties resulting from Recipient’s failure to comply with applicable laws concerning the acquisition and disposition of Shares.
If the Recipient is a citizen or resident of a country other than the one in which the Recipient is currently working, transfers employment after the RSUs are granted or is considered resident of another country for local law purposes, the information contained herein may not be applicable to the Recipient, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Recipient.

ARGENTINA
Securities Law Information. Shares of the Company are not publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
Exchange Control Information. Provided proceeds from the sale of Shares acquired under the Plan or Dividend Equivalent Payments are held in a U.S. bank or brokerage account for at least 10 days prior to transfer into Argentina, the Recipient should be able to freely transfer such proceeds into Argentina, although the Recipient should confirm this with his or her local bank. The Argentine bank handling the transaction may request certain documentation in connection with the request to

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transfer proceeds in Argentina, including evidence of the sale of Shares. If the bank determines that the 10-day rule or any other rule or regulation promulgated by the Argentina Central Bank has not been satisfied, it may require that 30% of the proceeds be placed in a non-interest bearing dollar deposit account for a holding period of 365 days.

Please note that exchange control regulations in Argentina are subject to frequent change. The Recipient is solely responsible for complying with any applicable exchange control rules and should consult with his or her personal legal advisor prior to receiving proceeds from the sale of Shares acquired upon vesting of the RSUs or Dividend Equivalent Payments.

Foreign Asset/Account Reporting Information. If the Recipient holds Shares (acquired upon vesting of the RSUs or otherwise) as of December 31, the Recipient is required to report certain information regarding the Shares on his or her annual tax return. Note that this reporting obligation is effective as of December 31, 2011.

AUSTRALIA
Securities Law Information. If the Recipient acquires Shares upon vesting of the RSUs and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and the Recipient should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.
AUSTRIA
Consumer Protection Information. To the extent that the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the RSUs, the Recipient may be entitled to revoke his or her acceptance of the Agreement if the conditions listed below are met:

(i)	The revocation must be made within one week after the Recipient accepts the Agreement.

(ii)
The revocation must be in written form to be valid. It is sufficient if the Recipient returns the Agreement to the Company or the Company’s representative with language that can be understood as the Recipient’s refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.

Exchange Control Information. If the Recipient holds Shares obtained through the Plan outside of Austria, the Employee must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is as of December 31 and the deadline for filing the annual report is March 31 of the following year.
When Shares are sold, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all the Recipient’s accounts abroad exceeds €3,000,000, the

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movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.
BELGIUM
Foreign Asset/Account Reporting Information. The Recipient is required to report any bank or brokerage accounts opened and maintained outside Belgium on his or her annual tax return.
BRAZIL
Compliance with Law. By accepting the RSUs, the Recipient acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the RSUs, the receipt of any dividends or any Dividend Equivalent Payments, and the sale of Shares issued upon vesting of the RSUs.
Exchange Control Information. If the Recipient is a resident or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares issued upon vesting of the RSUs.
CANADA
Settlement of RSUs. RSUs will be settled in Shares only, not cash.
Termination of Employment or Service. This provision supplements Section 2 of the Agreement.
In the event of involuntary termination of the Recipient’s employment or service (whether or not in breach of local labor laws), the Recipient’s right to receive and vest in the RSUs, if any, will terminate effective as of the date that is the earlier of: (1) the date the Recipient’s employment or service relationship is terminated, (2) the date the Recipient receives notice of termination of employment or service from the Company or the Employer, or (3) the date the Recipient is no longer actively employed by or in the service of the Company or his or her Employer regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when the Recipient no longer actively employed or in service for purposes of the RSU grant (including whether the Recipient may still be considered to be providing services while on a leave of absence).
The following provisions will apply if the Recipient is a resident of Quebec:
French Language Provision. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

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Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Data Privacy. This provision supplements Section 2 of Appendix A:
The Recipient hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Recipient further authorizes the Company, any parent or subsidiary corporation and the Committee to disclose and discuss the RSUs with their advisors. The Recipient further authorizes the Company and any parent or subsidiary corporation to record such information and to keep such information in the Recipient’s employee file.
CHINA
Settlement of Restricted Stock Units and Sale of Shares. The following provisions supplement Sections 2 and 3 of the Agreement and apply to PRC nationals and any other individuals who are subject to exchange control requirements in China, as determined by the Company in its sole discretion:
The Recipient agrees to maintain any Shares the Recipient obtains upon vesting in an account with the designated Plan broker prior to sale. Further, if deemed necessary or advisable by the Company, the Recipient agrees to immediately sell all Shares issued upon vesting of the RSUs or within such period upon termination of the Recipient’s status as a service provider as determined by the Company. The Recipient agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Recipient’s behalf pursuant to this authorization) and the Recipient expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Recipient agrees to sign any forms and/or consents required by the Company’s broker to effectuate the sale of Shares. The Recipient acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price.
Upon the sale of the Shares, the Company agrees to pay the Recipient the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. The Recipient acknowledges that the Recipient is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of the Agreement.
Exchange Control Requirements. The following provisions will apply to PRC nationals and any other individuals who are subject to exchange control requirements in China, as determined by the Company in its sole discretion:
The Recipient understands and agrees that, pursuant to local exchange control requirements, the Recipient will be required to immediately repatriate the sale proceeds and any Dividend Equivalent Payments to China. The Recipient further understands that, under local law, such repatriation of his or her proceeds may need to be effectuated through a special exchange control account established by the Company, any parent or subsidiary corporation, or the Employer, and the Recipient hereby

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consents and agrees that any proceeds may be transferred to such special account prior to being delivered to the Recipient.
Proceeds may be paid to the Recipient in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the Recipient in U.S. dollars, the Recipient will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to the Recipient in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Recipient further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
CHILE
Securities Law Information. Neither the Company nor the Shares subject to the RSUs are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.
Exchange Control Information. The Recipient is not required to repatriate funds obtained from the sale of Shares or the receipt of any dividends or Dividend Equivalent Payments. However, if the Recipient decides to repatriate such funds, the Recipient must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, the Recipient must report the payment to a commercial bank or registered foreign exchange office receiving the funds.
If the Recipient’s aggregate investments held outside of Chile exceeds US$5,000,000 (including the investments made under the Plan), the Recipient must report the investments annually to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.
Please note that exchange control regulations in Chile are subject to change. The Recipient should consult with his or her personal legal advisor regarding any exchange control obligations that the Recipient may have prior to exercising the RSUs or receiving proceeds from the sale of acquired upon vesting of the RSUs.
Annual Tax Reporting Obligation. The Chilean Internal Revenue Service (“CIRS”) requires all taxpayers to provide information annually regarding: (i) the taxes paid abroad which they will use as a credit against Chilean income taxes, and (ii) the results of foreign investments. These annual reporting obligations must be complied with by submitting a sworn statement setting forth this information before March 15 of each year. The forms to be used to submit the sworn statement are Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad” and Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad.” If the Recipient is not a Chilean citizen and has been a resident in Chile for less than three years, the Recipient is exempt from the requirement to file Tax Form 1853. These statements must be submitted electronically through the CIRS website: www.sii.cl.

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CZECH REPUBLIC
Exchange Control Information. Upon request of the Czech National Bank, the Recipient may need to file a notification within 15 days of the end of the calendar quarter in which he or she acquires Shares upon vesting of the RSUs. However, because exchange control regulations change frequently and without notice, the Recipient should consult with his or her personal legal advisor prior to the vesting of the RSUs and the sale of Common Stock to ensure compliance with current regulations. It is the Recipient’s responsibility to comply with any applicable Czech exchange control laws.

DENMARK
Exchange Control and Tax Reporting Information. The Recipient may hold Shares acquired upon vesting of the RSUs in a safety-deposit account (e.g., a brokerage account) either with a Danish bank or with an approved foreign broker or bank. If the Shares are held with a foreign broker or bank, the Recipient is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, he or she must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed by the Recipient and may be signed by the broker or bank, as applicable, where the account is held.  In the event that the applicable broker or bank does not also sign the Form V, the Recipient acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account and any Shares acquired at vesting held in such account to the Danish Tax Administration as part of his or her annual income tax return. By signing the Form V, the Recipient authorizes the Danish Tax Administration to examine the account. By signing the Form V, the Recipient authorizes the Danish Tax Administration to examine the account.

In addition, if the Recipient opens a brokerage account (or a deposit account with a U.S. bank), the brokerage account (or bank account, as applicable) will be treated as a deposit account because cash can be held in the account. Therefore, the Recipient must also file a Form K (Erklaering K) with the Danish Tax Administration. Both the Recipient and the bank or broker, as applicable, must sign the Form K. By signing the Form K, the Recipient and the broker undertake an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account no later than February 1 of the year following the relevant calendar year. In the event that the broker does not sign the Form K, the Recipient is solely responsible for providing the necessary information to the Danish Tax Administration. By signing the Form K, the Recipient authorizes the Danish Tax Administration to examine the account.
FINLAND
There are no country-specific provisions.
FRANCE
Language Consent. By accepting the RSUs, the Recipient confirms having read and understood the documents relating to this grant (the Plan, the French Plan (defined below), the Agreement and

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this Appendix) which were provided in English language. The Recipient accepts the terms of those documents accordingly.
En acceptant l’attribution, le Bénéficiaire confirme ainsi avoir reçu lu et compris les documents relatifs à cette attribution (le Plan le Plan Français (défini ci-dessous) et l’Accord et cette Annexe)) qui ont été communiqués en langue anglaise. Le Bénéficiaire accepte les termes en connaissance de cause.
Tax Information. The RSUs are not intended to be French tax-qualified awards.
Foreign Asset/Account Reporting Information. The Recipient may hold Shares obtained under the Plan outside of France provided that the Recipient declares all foreign accounts whether open, current, or closed on his or her annual income tax return.
GERMANY
Exchange Control Information. If the Recipient remits proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the German Central Bank. The Recipient is responsible for satisfying the reporting obligation and should be able to obtain a copy of the form used for this purpose from the German bank used to carry out the transfer.

GREECE
There are no country-specific provisions.
HONG KONG
Settlement of RSUs. RSUs will be settled in Shares only, not cash.
Securities Law Information: Warning: The RSUs and Shares acquired upon vesting of the RSUs do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, or any parent or subsidiary corporation. The Plan, the Agreement, and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The RSUs is intended only for the personal use of each eligible employee of the Employer, the Company or any parent or subsidiary corporation and may not be distributed to any other person. The Recipient is advised to vesting caution in relation to the RSUs. If the Recipient is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, the Recipient should obtain independent professional advice.
Sale Restriction. Notwithstanding anything contrary in the Agreement or the Plan, in the event the RSUs vests and Shares are issued to the Recipient or his or her heirs and representatives within six months of the Grant Date, the Recipient agrees that the Recipient or his or her heirs and representatives will not dispose of any Shares acquired prior to the six-month anniversary of the Grant Date.

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Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
HUNGARY
There are no country-specific provisions.
INDIA
Repatriation of Proceeds of Sale. The Recipient agrees to repatriate all proceeds received from the sale of Shares or the receipt of any dividends or Dividend Equivalent Payments to India within a reasonable time following the sale of the Shares (i.e., within 90 days). The Recipient must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company requests proof of repatriation. It is the Recipient’s responsibility to comply with applicable exchange control laws in India.
Foreign Asset/Account Reporting Information. The Recipient is required to declare any foreign bank accounts and any foreign financial assets (including Shares held outside India) in the Recipient’s annual tax return.  The Recipient is responsible for complying with this reporting obligation and is advised to confer with his or her personal tax advisor in this regard.
INDONESIA
Exchange Control Information. If Recipient remits proceeds from the sale of Shares or dividends or Dividend Equivalent Payments into Indonesia, the Indonesian Bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description of the transaction must be included in the report. Although the bank through which the transaction is made is required to make the report, you must complete a “Transfer Report Form.” The Transfer Report Form will be provided to you by the bank through which the transaction is made.
ISRAEL
Securities Law Notification. This offer of the RSUs does not constitute a public offering under the Securities Law, 1968.
Settlement of RSUs and Sale of Shares. The following provisions supplement sections 2 and 3 of the Agreement:
The Recipient agrees to maintain any Shares the Recipient obtains upon vesting in an account with the designated Plan broker prior to sale. Further, the Recipient agrees to immediately sell all Shares issued upon vesting of the RSUs. The Recipient agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Recipient’s behalf pursuant to this authorization) and the Recipient expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Recipient agrees to sign any forms and/or consents required by the Company’s broker to effectuate the sale of Shares in case of termination of the Recipient’s status as a service provider. The Recipient acknowledges that the Company’s designated

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broker is under no obligation to arrange for the sale of the Shares at any particular price. Furthermore, the Recipient acknowledges that the sale of Shares will be made as soon as administratively possible after vesting, but the Company is not committing to sell the Shares at any particular time after vesting.
Upon the sale of the Shares, the Company agrees to pay the Recipient the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. The Recipient acknowledges that the Recipient is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of the Agreement.
ITALY
Data Privacy Notice. This provision replaces Section 2 of Appendix A:
The Recipient understands that the Company and the Employer as a data processor of the Company may hold certain personal information about the Recipient, including, but not limited to, the Recipient’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company or any parent or subsidiary corporation, details of all RSUs or any other entitlement to Shares of stock awarded, canceled, vesting, vested, unvested or outstanding in the Recipient’s favor, and that the Company and the Employer will process said data and other data lawfully received from third parties (collectively, “Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and legislation. The Recipient also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Recipient’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Recipient’s ability to participate in the Plan. The Recipient understands that Personal Data will not be publicized, but it may be accessible by the Employer as a data processor of the Company and within the Employer’s organization by its internal and external personnel in charge of processing. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Recipient understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. The Recipient further understands that the Company and any parent or subsidiary corporation will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Recipient’s participation in the Plan, and that the Company and any parent or subsidiary corporation may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom the Recipient may elect to deposit any Shares acquired under the Plan or any proceeds from the sale of such Shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Recipient’s participation in the Plan. The Recipient understands that these recipients may be acting as controllers, processors or

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persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, including countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Should the Company vesting its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
The Recipient understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require the Recipient’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. The Recipient understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its content, origin and accuracy, delete, update, integrate, correct, block or stop, for legitimate reason, the Personal Data processing. To vesting privacy rights the Recipient should address the Data Controller as defined in the employee privacy policy. Furthermore, the Recipient is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Recipient’s human resources department.
Plan Document Acknowledgment. By accepting the RSUs, the Recipient acknowledges that he or she has received a copy of the Plan, the Agreement (including this Appendix) and has reviewed the Plan and the Agreement in their entirety and fully accepts all provisions thereof. The Recipient further acknowledges that he or she has read and specifically and expressly approves (a) the following provisions of the Agreement: Section 2: Vesting; Section 3: Delivery; Section 6: Responsibility for Taxes; Section 11: Clawback Policy; Section 12: Miscellaneous; and (b) the following provisions of this Appendix: (i) Section 1: Nature of Grant; (ii) Section 3: Language; and (iii) all provisions for Italy in this Appendix.
Exchange Control Information. The Recipient is required to report the following on his or her annual tax return: (1) any transfers of cash or Shares to or from Italy exceeding €10,000, (2) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (e.g., RSUs, Shares, or cash) may result in income taxable in Italy, and (3) the amount of the transfers to and from abroad which have had an impact during the calendar year on the Recipient’s foreign investments or investments held outside of Italy. Under certain

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circumstances, the Recipient may be exempt from the requirement under (1) above if the transfer or investment is made through an authorized broker resident in Italy.

KOREA
Exchange Control Information. If the Recipient realizes US$500,000 or more from the sale of Shares or the receipt of Dividend Equivalent Payments in a single transaction, he or she must repatriate the proceeds to Korea within eighteen (18) months of the sale/receipt.
MALAYSIA
Insider Trading Information. The Recipient should be aware of the Malaysian insider-trading rules, which may impact his or her acquisition or disposal of Shares or rights to Shares under the Plan. Under the Malaysian insider-trading rules, the Recipient is prohibited from selling Shares when he or she is in possession of information which is not generally available and which he or she knows or should know will have a material effect on the price of Shares once such information is generally available.
Director Notification Obligation. If the Recipient is a director of the Company’s Malaysian subsidiary, he or she is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian subsidiary in writing when the Recipient receives or disposes of an interest (e.g., RSUs, Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
MEXICO
No Entitlement or Claims for Compensation. The following provision supplements Section 1 of Appendix A:
By accepting the RSUs, the Recipient understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at One Bowerman Drive, Beaverton OR, 97005, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and, in the Recipient’s case, the acquisition of Shares does not, in any way, establish an employment relationship between the Recipient and the Company since the Recipient is participating in the Plan on a wholly commercial basis, nor does it establish any rights between the Recipient and the Employer.

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Plan Document Acknowledgment. By accepting the RSUs, the Recipient acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, by accepting the RSUs, the Recipient further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 1 of Appendix A, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any parent or subsidiary corporation are not responsible for any decrease in the value of the Shares underlying the RSUs.
Finally, the Recipient hereby declares that he or she does do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and any parent or subsidiary corporation with respect to any claim that may arise under the Plan.
Spanish Translation
Reconocimiento de la Ley Laboral. Estas disposiciones complementan el apartado 1 en el Apéndice A :
Por medio de la aceptación de las Unidades de Acciones Restringidas, quien tiene las Unidades de Acciones Restringidas manifiesta que entiende y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o desmejora en los términos y condiciones de empleo.
Declaración de Política. La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.
La Compañía, con oficinas registradas ubicadas en One Bowerman Drive, Beaverton OR, 97005, EE.UU., es la única responsable por la administración del Plan y de la participación en el mismo y, en el caso del que tiene las Unidades de Acciones Restringidas, la adquisición de acciones no establece de forma alguna, una relación de trabajo entre el que tiene las Unidades de Acciones Restringidas y la Compañía, ya que la participación en el Plan por parte del que tiene la opción es completamente comercial, así como tampoco establece ningún derecho entre el que tiene las Unidades de Acciones Restringidas y el patrón.
Reconocimiento del Plan de Documentos. Por medio de la aceptación de las Unidades de Acciones Restringidas, el que tiene las Unidades de Acciones Restringidas reconoce que ha recibido copias del Plan, que el mismo ha sido revisado al igual que la totalidad del Acuerdo y, que ha entendido y aceptado las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, por medio de la aceptación de las Unidades de Acciones Restringidas, el que tiene la opción reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en el apartado 1 Condiciones adicionales para todos los no-EE.UU. Recipients en el

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Apéndice A, sección en la cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su sociedad controlante, subsidiaria or filiales no son responsables por cualquier detrimento en el valor de las acciones en relación con las Unidades de Acciones Restringidas.
Finalmente, por medio de la presente quien tiene las Unidades de Acciones Restringidas declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía, a su sociedad controlante, subsidiaria or filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
NETHERLANDS
Labor Law Acknowledgment. By accepting the RSUs, the Recipient acknowledges that: (i) the RSUs are intended as an incentive for the Recipient to remain employed with the Employer and is not intended as remuneration for labor performed; and (ii) the RSUs is not intended to replace any pension rights or compensation.
Insider Trading Information. The Recipient should be aware of the Dutch insider-trading rules, which may impact the sale of Shares issued upon vesting of the RSUs. In particular, the Recipient may be prohibited from effectuating certain transactions if he or she has inside information about the Company.
Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of the Company or a subsidiary in the Netherlands who has inside information as described herein.
Given the broad scope of the definition of inside information, a Recipient working at a parent or subsidiary corporation of the Company in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when he or she has such inside information.
If the Recipient is uncertain whether the insider-trading rules apply to him or her, then the Recipient should consult with his or her personal legal advisor.

NEW ZEALAND
There are no country-specific provisions.

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NORWAY
There are no country-specific provisions.
PHILIPPINES
Securities Law Information. Recipient acknowledge that he or she is permitted to sell Shares acquired under the Plan through the designated Plan broker appointed by the Company (or such other broker to whom the Recipient may transfer the Shares), provided that such sale takes place outside of the Philippines through the facilities of New York Stock Exchange on which the Shares are listed.
POLAND
Exchange Control Information. If the Recipient holds foreign securities (including Shares) and maintains accounts abroad, the Recipient may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds PLN 7 million, the Recipient must file reports on the transactions and balances of the accounts on a quarterly basis. Further, any fund transfers into or out of Poland in excess of €15,000 must be effected through a bank in Poland. Polish residents are required to store all documents related to foreign exchange transactions for a period of five years.
PORTUGAL
Exchange Control Information. If the Recipient holds Shares upon vesting of the RSUs, the acquisition of Shares should be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on the Recipient’s behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, the Recipient is responsible for submitting the report to the Banco de Portugal.
Language Consent. The Recipient hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Agreement em inglês).
RUSSIA
U.S. Transaction. Upon vesting of the RSUs, any Shares to be issued to the Recipient shall be delivered to the Recipient through a bank or brokerage account in the United States. The Recipient is not permitted to sell the Shares directly to other Russian legal entities or individuals.

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Securities Law Information. The Appendices, the Agreement, the Plan and all other materials that the Recipient may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.
Please note that, under the Russian law, the Recipient is not permitted to sell the Company’s Shares directly to other Russian individuals and the Recipient is not permitted to bring share certificates into Russia. All Shares issued upon vesting of the RSUs will be maintained on the Recipient’s behalf in the United States.
Exchange Control Information. Under current exchange control regulations, within a reasonably short time after sale of the Shares acquired upon vesting of the RSUs or the receipt of dividends or Dividend Equivalent Payments, the Recipient must repatriate the proceeds to Russia. Such proceeds must be initially credited to the Recipient through a foreign currency account at an authorized bank in Russia. After the proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. The Recipient is strongly encouraged to contact his or her personal advisor to confirm the applicable Russian exchange control rules because significant penalties may apply in the case of non-compliance and because exchange control requirements may change.
Anti-Corruption Legislation Information. Under new anti-corruption laws, individuals holding public office in Russian, as well as their spouses and dependent children, may be prohibited from opening or maintaining a foreign brokerage or bank account and holding any securities, whether acquired directly or indirectly, in a foreign company (including Shares acquired under the Plan). The Recipient is strongly advised to consult with his or her personal legal advisor to determine whether the regulation applies to the Recipient.
SINGAPORE
Securities Law Information. The RSUs were granted to the Recipient pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Company has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Recipient should note that his or her RSUs are subject to section 257 of the SFA and the Recipient will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the RSUs unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Director Notification Obligation. If the Recipient is a director, associate director or shadow director of a Singapore subsidiary of the Company, the Recipient is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean subsidiary in writing when the Recipient receives an interest (e.g., RSUs, Shares) in the Company or any related companies. In addition, the Recipient must notify the Singapore subsidiary when the Recipient sells Shares of the Company or any related company (including when the Recipient sells Shares acquired under the Plan). These notifications must be

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made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Recipient’s interests in the Company or any related company within two business days of becoming a director.
Insider Trading Information. The Recipient should be aware of the Singaporean insider-trading rules, which may impact the Recipient’s acquisition or disposal of Shares or rights to Shares. Under the Singaporean insider-trading rules, the Recipient is prohibited from acquiring or selling Shares or rights to Shares (e.g., RSUs under the Plan) when the Recipient is in possession of information which is not generally available and which the Recipient knows or should know will have a material effect on the price of Shares once such information is generally available.
SOUTH AFRICA
Responsibility for Taxes. The following provision supplements Section 6 of the Agreement:
By accepting the RSUs, the Recipient agrees that, immediately upon vesting of the RSUs, he or she will notify the Employer of the amount of any gain realized. If the Recipient fails to advise the Employer of the gain realized upon vesting, he or she may be liable for a fine. The Recipient will be solely responsible for paying any difference between the actual tax liability and the amount withheld.
Exchange Control Information. The Recipient should consult his or her personal advisor to ensure compliance with applicable exchange control regulations in South Africa, as such regulations are subject to frequent change. The Recipient is responsible for ensuring compliance with all exchange control laws in South Africa.
SPAIN
Labor Law Acknowledgment. In accepting the RSUs, the Recipient consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.
The Recipient understands that the Company has unilaterally, gratuitously and discretionally decided to grant stock RSUs under the Plan to individuals who may be employees of the Company or a parent or subsidiary corporation throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company, the Employer, or any parent or subsidiary corporation. Consequently, the Recipient understands that the RSUs are granted on the assumption and condition that the RSUs and any Shares acquired upon vesting of the RSUs are not part of any employment contract (either with the Company, the Employer, or any parent or subsidiary corporation) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Recipient understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant since the future value of the RSUs and the underlying Shares is unknown and unpredictable. In addition, the Recipient understands that the RSUs would not be granted to the Recipient but for the assumptions and conditions referred to herein; thus, the Recipient acknowledges and freely accepts that should any

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or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the RSUs shall be null and void.
The RSUs are a conditional right to Shares and can be forfeited in the case of, or affected by, the Recipient’s termination of service or employment. This will be the case, for example, even if (1) the Recipient is considered to be unfairly dismissed without good cause; (2) the Recipient is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Recipient terminates employment or service due to a change of work location, duties or any other employment or contractual condition; (4) the Recipient terminates employment or service due to unilateral breach of contract of the Company, the Employer, or any parent or subsidiary corporation; or (5) the Recipient’s employment or service terminates for any other reason whatsoever, except for reasons specified in the Agreement. Consequently, upon termination of the Recipient’s employment or service for any of the reasons set forth above, the Recipient may automatically lose any rights to the unvested RSUs granted to him or her as of the date of the Recipient’s termination of employment, as described in the Plan and the Agreement.
Exchange Control Information. The Recipient must declare the acquisition of Shares to the Dirección General de Comercial e Inversiones (the “DGCI”) of the Ministerio de Economia for statistical purposes. The Recipient must also declare ownership of any Shares with the DGCI each January while the Shares are owned. In addition, if the Recipient wishes to import the ownership title of any Shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the DGCI.
When receiving foreign currency payments derived from the ownership of Shares (i.e., cash dividends, Dividend Equivalent Payment or sale proceeds) in excess of €50,000, the Recipient must inform the financial institution receiving the payment of the basis upon which such payment is made. The Recipient will need to provide the financial institution with the following information: (i) the Recipient’s name, address and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.
Securities Law Information. The grant of RSUs and the Shares issued pursuant to the vesting of the RSUs are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities.
Foreign Asset/Account Reporting Information. Effective January 1, 2013, the Recipient is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.
Further, effective January 1, 2013, to the extent that the Recipient holds Shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31, the Recipient will be required to report information on such assets on his or her tax return (tax form 720) for such year.  After such Shares and/or accounts are initially reported, the reporting

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obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than €20,000.
SWEDEN
There are no country-specific provisions.
SWITZERLAND
Securities Law Information. The grant of the RSUs is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.
TAIWAN
Exchange Control Information. The Recipient may acquire foreign currency (including proceeds from the sale of Shares and the receipt of any dividends or Dividend Equivalent Payments) into Taiwan up to US$5,000,000 per year. If the transaction amount is TWD500,000 or more in a single transaction, the Recipient must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the handling bank.
If the transaction amount is US$500,000 or more, the Recipient may be required to provide additional supporting documentation to the satisfaction of the bank. The Recipient should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.
THAILAND
Exchange Control Information. When the Recipient sells Shares issued upon vesting of the RSUs or receives Dividend Equivalent Payments, the Recipient must repatriate all cash proceeds to Thailand and then convert such proceeds to Thai Baht within 360 days of repatriation. If the amount of the Recipient’s proceeds is US$50,000 or more, the Recipient must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If the Recipient fails to comply with these obligations, the Recipient may be subject to penalties assessed by the Bank of Thailand.
The Recipient should consult his or her personal advisor prior to taking any action with respect to remittance of proceeds from the sale of Shares into Thailand. The Recipient is responsible for ensuring compliance with all exchange control laws in Thailand.
TURKEY
Securities Law Information. By accepting the RSUs, the Recipient understands and agrees that he or she is not permitted to sell any Shares acquired under the Plan in Turkey.  The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “NKE” and the Shares may be sold through this exchange.
Exchange Control Information. The Recipient likely will be required to engage a Turkish financial intermediary to assist with the sale of Shares acquired under the Plan.  While the Recipient should

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not need to engage a Turkish financial intermediary with respect to the acquisition of such Shares (as no consideration is paid), this is less certain.  As the Recipient is solely responsible for complying with the financial intermediary requirements and because the application of the requirements to participation in the Plan is uncertain, the Recipient should consult his or her personal legal advisor prior to the vesting of the RSUs or any sale of Shares to ensure compliance.
UNITED KINGDOM
Settlement of RSUs. RSUs will be settled in Shares only, not cash.
Tax Obligations. The following provisions supplement Section 6 of the Agreement:
The Recipient agrees that, if Recipient does not pay or the Employer or the Company does not withhold from the Recipient the full amount of income tax that the Recipient owes at vesting of the RSUs or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Recipient to the Employer, effective 90 days after the Taxable Event. The Recipient agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by the Recipient, and the Company and/or the Employer may recover it at any time thereafter by withholding by any of the means set forth in the Agreement. The Recipient also authorizes the Company to delay the issuance of any Shares unless and until the loan is repaid in full.

If the Recipient is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Recipient is not eligible for such a loan and the terms of the immediately foregoing provision will not apply to the Recipient. In the event that the Recipient is an officer or director, as defined above, and income tax is not collected from or paid by the Recipient by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Recipient on which additional income tax and National Insurance Contributions (NICs) may be payable. The Recipient will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Recipient at any time by any of the means referred to in Section 6 of the Agreement.

URUGUAY

There are no country-specific provisions.

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VIETNAM
Settlement of RSUs and Sale of Shares. The following provision supplements Sections 2 and 3 of the Agreement:
The Recipient agrees to maintain any Shares the Recipient obtains upon vesting in an account with the designated Plan broker prior to sale. Further, the Recipient agrees to immediately sell all Shares issued upon vesting of the RSUs. The Recipient agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Recipient’s behalf pursuant to this authorization) and the Recipient expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Recipient agrees to sign any forms and/or consents required by the Company’s broker to effectuate the sale of Shares in case of termination of the Recipient’s status as a service provider. The Recipient acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Furthermore, the Recipient acknowledges that the sale of Shares will be made as soon as administratively possible after vesting, but the Company is not committing to sell the Shares at any particular time after vesting.
Upon the sale of the Shares, the Company agrees to pay the Recipient the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. The Recipient acknowledges that the Recipient is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of the Agreement.
Exchange Control Information. All cash proceeds received in relation to the RSUs must be immediately repatriated to Vietnam. Such repatriation of proceeds may need to be effectuated through a special exchange control account established by the Company or any parent or subsidiary corporation, including the Employer. By accepting the RSUs, the Recipient consents and agrees that the cash proceeds may be transferred to such special account prior to being delivered to the Recipient.

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